Filed pursuant to Rule 433

Registration No. 333-277109

Issuer Free Writing Prospectus dated February 19, 2025

Relating to Preliminary Prospectus Supplement dated February 19, 2025

PRICING TERM SHEET

Issuer:	Cisco Systems, Inc. (“Cisco”)

Ticker:	CSCO

Expected Ratings (Moody’s / S&P)*:	A1 / AA-

Security Type:	SEC Registered

Security:

4.550% Senior Notes due 2028 (the “2028 Notes”)

4.750% Senior Notes due 2030 (the “2030 Notes”)

4.950% Senior Notes due 2032 (the “2032 Notes”)

5.100% Senior Notes due 2035 (the “2035 Notes”)

5.500% Senior Notes due 2055 (the “2055 Notes”)

Principal Amount:	2028 Notes: $1,000,000,000 2030 Notes: $1,000,000,000 2032 Notes: $1,000,000,000 2035 Notes: $1,250,000,000 2055 Notes: $750,000,000

Maturity Date:	2028 Notes: February 24, 2028 2030 Notes: February 24, 2030 2032 Notes: February 24, 2032 2035 Notes: February 24, 2035 2055 Notes: February 24, 2055

Coupon:	2028 Notes: 4.550% 2030 Notes: 4.750% 2032 Notes: 4.950% 2035 Notes: 5.100% 2055 Notes: 5.500%

Public Offering Price:

2028 Notes: 99.892% of the Principal Amount

2030 Notes: 99.925% of the Principal Amount

2032 Notes: 99.965% of the Principal Amount

2035 Notes: 99.899% of the Principal Amount

2055 Notes: 99.665% of the Principal Amount

Benchmark Treasury:

2028 Notes: 4.250% due February 15, 2028

2030 Notes: 4.250% due January 31, 2030

2032 Notes: 4.375% due January 31, 2032

2035 Notes: 4.625% due February 15, 2035

2055 Notes: 4.500% due November 15, 2054

Benchmark Treasury Price / Yield:	2028 Notes: 99-28+ / 4.289% 2030 Notes: 99-15+ / 4.367% 2032 Notes: 99-16+ / 4.456% 2035 Notes: 100-23+ / 4.533% 2055 Notes: 95-22 / 4.773%

Spread to Benchmark Treasury:	2028 Notes: +30 bps 2030 Notes: +40 bps 2032 Notes: +50 bps 2035 Notes: +58 bps 2055 Notes: +75 bps

Yield to Maturity:	2028 Notes: 4.589% 2030 Notes: 4.767% 2032 Notes: 4.956% 2035 Notes: 5.113% 2055 Notes: 5.523%

Denominations:	$2,000 and any multiple of $1,000 above that amount

CUSIP / ISIN:	2028 Notes: 17275R BW1 / US17275RBW16 2030 Notes: 17275R BX9 / US17275RBX98 2032 Notes: 17275R BY7 / US17275RBY71 2035 Notes: 17275R BZ4 / US17275RBZ47 2055 Notes: 17275R CA8 / US17275RCA86

Trade Date:	February 19, 2025

Settlement Date**:	February 24, 2025 (T+3)

Interest Payment Dates:	February 24 and August 24, commencing on August 24, 2025

Optional Redemption:	The 2028 Notes, 2030 Notes, 2032 Notes, 2035 Notes and 2055 Notes will be redeemable, in whole or in part, at any time and from time to time, prior to (i) January 24, 2028, in the case of the 2028 Notes (one month prior to the 2028 Notes maturity date), (ii) January 24, 2030, in the case of the 2030 Notes (one month prior to the 2030 Notes maturity date), (iii) December 24, 2031, in the case of the 2032 Notes (two months prior to the 2032 Notes maturity date), (iv) November 24, 2034, in the case of the 2035 Notes (three months prior to the 2035 Notes maturity date), and (v) August 24, 2054 in the case of the 2055 Notes (six months prior to the 2055 Notes maturity date), at a redemption price equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on such notes, discounted to the date of redemption on a semiannual basis at a rate equal to the Treasury Rate plus (i) 5 bps in the case of the 2028 Notes, (ii) 10 bps in the case of the 2030 Notes, (iii) 10 bps in the case of the 2032 Notes, (iv) 10 bps in the case of the 2035 Notes, and (v) 15 bps in the case of the 2055 Notes, less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the notes to be redeemed; plus, in either case, accrued and unpaid interest thereon to the redemption date.

Par Call:

2028 Notes: On or after January 24, 2028 (one month prior to the 2028 Notes maturity date)

2030 Notes: On or after January 24, 2030 (one month prior to the 2030 Notes maturity date)

2032 Notes: On or after December 24, 2031 (two months prior to the 2032 Notes maturity date)

2035 Notes: On or after November 24, 2034 (three months prior to the 2035 Notes maturity date)

2055 Notes: On or after August 24, 2054 (six months prior to the 2055 Notes maturity date)

Joint Lead Book-Running Managers:	BNP Paribas Securities Corp. Goldman Sachs & Co. LLC HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

Joint Book-Running Managers:	Barclays Capital Inc. BofA Securities, Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC

Senior Co-Managers:	BNY Mellon Capital Markets, LLC TD Securities (USA) LLC Truist Securities, Inc. U.S. Bancorp Investments, Inc.

Co-Managers:	Academy Securities, Inc. Blaylock Van, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the first business day before the settlement date will be required, by virtue of the fact that the notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the first business day preceding the expected settlement date should consult their own advisors in this regard.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request them by calling (i) BNP Paribas Securities Corp. toll-free at 1-800-854-5674, (ii) Goldman Sachs & Co. LLC. toll-free at 1-866-471-2526, (iii) HSBC Securities (USA) Inc. toll-free at 1-866-811-8049, (iv) Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 and (v) Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

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